SCHEDULE 14A INFORMATION
            Proxy Statement Pursuant to Section 14(a)
              of the Securities Exchange Act of 1934
                       (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11  or Section
     240.14a-12

                      Excel Industries, Inc.

         (Name of Registrant as Specified in Its Charter)

                      Excel Industries, Inc.

            (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box:)
[X]  No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction
          applies:
     ____________________________________________________________


     2)   Aggregate number of securities to which transaction
          applies:
     ____________________________________________________________

     3) Per unite price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     ____________________________________________________________

     4)   Proposed maximum aggregate value of transaction:
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     5)   Total fee paid:
     ____________________________________________________________

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the For of Schedule and the date of its filing.

     1)   Amount Previously Paid:
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                      NOTICE AND PROXY STATEMENT
                    ANNUAL MEETING OF SHAREHOLDERS

                        EXCEL INDUSTRIES, INC.


Notice of Annual Meeting

To the Shareholders of Excel Industries, Inc.:

     You are hereby notified that the Annual Meeting of Shareholders of Excel Industries, Inc., an Indiana corporation, will be held at the offices of the Corporation, 1120 North Main Street, Elkhart, Indiana, on Thursday, April 17, 1997 at 10:00 a.m. (Eastern Standard Time) for the following purposes:

     1.   To elect six (6) directors for a term of one year.

     2. To consider and act upon a proposal to approve the Excel Industries, Inc. 1997 Long Term Incentive Plan.

     3. To ratify the appointment of Price Waterhouse LLP as independent auditors for the current fiscal year ending December 27, 1997.

     4. To transact such other business as may properly come before the meeting.

     The shareholders of record at the close of business on February 21, 1997, are entitled to notice of and to vote at the meeting in person. PLEASE MARK, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If you attend the meeting, you may, if you so desire, withdraw your proxy and vote in person.



                                   /s/ Joseph A. Robinson
                                   Joseph A. Robinson
                                   Secretary

Elkhart, Indiana
March 11, 1997


                        1997 PROXY STATEMENT


Annual Meeting of Shareholders

     All shareholders of record on February 21, 1997, are entitled to vote at the Annual Meeting to be held at the offices of the Corporation, 1120 North Main Street, Elkhart, Indiana, on the seventeenth day of April, 1997 at 10:00 a.m. (Eastern Standard Time). All shareholders unable to attend such meeting who wish to vote their shares upon the business to be transacted at such meeting are requested to mark, sign and date the accompanying form of proxy and return it in the addressed, postage-paid envelope enclosed for your convenience. The proxy is revocable by you at any time before it is voted, and the signing of such proxy will not affect your right to vote in person if you attend the meeting. All proxies returned, and not so revoked, will be voted in accordance with their terms.

     As stated in the Notice, the matters to be considered at the meeting are the election of six directors, the approval of the Excel Industries, Inc. 1997 Long-Term Incentive Plan, ratification of the appointment of independent auditors, and the transaction of such other business as may properly come before the meeting.

     The solicitation of the accompanying form of proxy is made on behalf of the Board of Directors of the Corporation. The expense of the solicitation of the proxies for this meeting will be borne by the Corporation. The solicitation will be made through the use of the mails and by personal solicitation through regular employees of the Corporation who will not be additionally compensated therefor.

     The mailing address of the principal executive offices of the Corporation is Excel Industries, Inc., 1120 North Main Street, Elkhart, Indiana 46514. This Proxy Statement and the enclosed form of proxy were first sent or given to shareholders on approximately March 11, 1997.


Outstanding Shares

     As of February 14, 1997, the Corporation had outstanding 10,722,454 common shares, without par value. Each shareholder is entitled to one vote upon any proposal submitted to the meeting for each share standing of record in his name on February 21, 1997.


Principal Shareholders

     Set forth below is certain information concerning the only persons known to the Corporation, as of February 14, 1997, to beneficially own 5% or more of the Corporation's outstanding common shares. The percentages set forth for the Convertible Note Holders in the column entitled "Percent of Class" are calculated by dividing the number of common shares listed for each Convertible Note Holder in the "Amount and Nature of Beneficial Ownership" column by the sum of (i) 10,722,454 common shares outstanding on February 14, 1997 and
(ii) the number of common shares which the particular Convertible Note Holder has a right to acquire. The percentages therefore represent the maximum percentage of outstanding common shares that a particular Convertible Note Holder would own if only that Convertible Note Holder, and no other, had converted the convertible notes held by it. The percentages set forth for the Common Shareholders are calculated assuming no conversion of any of the Convertible Notes. Accordingly, all of the percentages in this column, including in particular the percentages applicable to shareholders which do not hold any convertible notes, are higher than they would be if some or all of the outstanding convertible notes of the Corporation had been converted.

    Name and Address of               Amount and Nature of     Percent
     Beneficial Owner                 Beneficial Ownership    of Class

Common Shareholders
   J.P. Morgan & Co., Incorporated        1,142,180 shares1       10.65%
   60 Wall Street
   New York, NY  10015

   Dimensional Fund Advisors, Inc.          601,259 shares2        5.61%
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA  90401


Convertible Note Holders
   CIGNA Corporation                      1,111,272 shares3        9.39%
   One Liberty Place
   Philadelphia, PA  19101


     1In a Schedule 13G filed with the Securities and Exchange
Commission (the "Commission"), J.P. Morgan & Co., Incorporated
("Morgan") disclosed that it and its subsidiaries had acquired beneficial ownership of 1,142,180 common shares. Morgan has the sole power to dispose of all such shares and sole power to vote 661,300 of such shares.

     2In a Schedule 13G dated February 5, 1997 and delivered to the Corporation, Dimensional Fund Advisors, Inc. ("DFA") disclosed that an aggregate of 601,259 common shares had been acquired by DFA Investments Dimensions Group Inc., an investment company (the "Fund"), DFA Investment Trust Company, a Delaware business trust, investment vehicles for qualified employee benefit plans all of which DFA services as investment manager. DFA has sole voting power with respect to 418,759 of such shares, and certain officers of DFA, in their capacities as officers of the Fund and the Trust, vote an additional aggregate of 182,500 shares. DFA has sole dispositive power with respect to all 601,259 shares. DFA disclaims beneficial ownership of all of such shares.

     3Represents (i) 601,508 common shares which may be acquired on conversion of the convertible notes of the Corporation owned by Connecticut General Life Insurance Company ("CGLIC") (515,578 shares) and Life Insurance Company of North America (85,930 shares), two subsidiaries of CIGNA Corporation (collectively "CIGNA"), (ii) 1,338 common shares indirectly owned by CGLIC and (iii) 508,426 common shares owned by CIGNA Mezzanine Partners II, L.P., for which CIGNA Investment, Inc., a subsidiary of CIGNA. CIGNA will have sole voting and investment power over any shares acquired upon conversion of such convertible notes. CIGNA disclaims beneficial ownership of the shares indirectly owned by CGLIC, but may be deemed to have shared voting and investment power with respect to such shares.



                       ELECTION OF DIRECTORS


   Six persons, all of whom are members of the present Board, are nominees for election at the Annual Meeting as directors to hold office until the next Annual Meeting or until their successors have been elected. If the enclosed proxy is duly executed and received in time for the meeting and if no contrary specification is made as provided therein, it is the intention of the persons named therein to vote the shares represented thereby for those six persons. The six persons who receive the largest number of votes cast are elected. Abstentions, broker non-votes and instructions to withhold authority to vote on the enclosed proxy do not affect the total of votes otherwise cast for any person. The six persons elected will comprise the entire membership of the Board of Directors of the Corporation. There will not be cumulative voting for the election of directors.
If any nominee shall be unable to serve, an event which the Board of Directors does not anticipate, the proxy shall be voted for the person designated by the Board to replace such nominee.

   With respect to each of such nominees, the following information is furnished:

   James O. Futterknecht, Jr., 50, joined the Company in 1970, was Vice President-Corporate Sales from 1976 until 1984, was Vice President-Automotive Products from 1984 until 1987, was Vice President-Automotive Sales and Engineering from 1987 to 1990 and was Executive Vice President from 1990 to 1992. He was elected as President and Chief Operating Officer and was appointed as a director in 1992. In 1995, he was elected to the additional offices of Chairman of the Board and Chief Executive Officer. Mr. Futterknecht is also a director of Control Devices, Inc.

   Joseph A. Robinson, 58, joined the Company as Secretary,
Treasurer and Chief Financial Officer in December 1991, and was appointed as a director in 1992. He was elected Senior Vice President and Chief Financial Officer in 1996. Prior to December 1991, he was employed by The Standard Products Co., a manufacturer of automotive parts, as Vice President from 1990 to 1991 and as Vice President-Finance from 1976 to 1990.

   Dr. John G. Keane, 66, has been a director since 1992. He has been Dean and Professor of Strategic Management of the College of Business Administration of the University of Notre Dame since 1989. From 1984 to 1989, Dr. Keane was the director of the United States Census Bureau.

   Richard A. Place, 62, has been a director since 1994, and previously served as a director from 1989 to 1991. Mr. Place is retired. From 1960 to 1991 Mr. Place was an executive of Ford Motor Company. From 1991 to 1994 he was an executive adviser to Mazda
Research & Development of North America, Inc.

   James K. Sommer, 64, has been a director since 1989. Mr. Sommer has been a member of the law firm of Sommer & Barnard, PC, Indianapolis, Indiana, since 1969.

   Ralph R. Whitney, Jr., 62, has been a director since 1983 and was Chairman of the Board from 1983 to 1985. Mr. Whitney has been a principal of Hammond, Kennedy, Whitney & Company, Inc., a New York, New York financial intermediary and private investment banking firm, since 1971. Mr. Whitney is also a director of Adage, Inc., Control Devices, Inc., IFR Systems, Inc., Selas Corporation of America and Baldwin Technologies, Inc.


Compensation of Directors

   Directors of the Corporation who are not officers receive $20,000 per year payable quarterly plus $1,000 per board and $750 per committee meeting attended. In addition, such directors receive $500 per day while working on special assignments. Non-employee directors are also granted options to purchase 1,000 common shares, at the fair market value on the date of grant, upon their initial election or appointment and annually upon reelection. The options expire at the earlier of one year after termination of the director's Board membership or ten years after the date of grant. Directors who are officers of the Corporation receive no fees for serving as directors.


Board Meetings and Committees

   The Board of Directors met seven times in 1996. The Board has an audit committee and a compensation committee but does not have a nominating committee.

   The purpose and functions of the audit committee are to recommend the engagement or discharge of independent auditors; to review year-end financial statements prior to issuance; to review the services from time to time being performed by the independent auditors, including non-audit services; and to make appropriate reports and recommendations to the Board of Directors. Messrs. Whitney, Sommer and Keane are the members of the audit committee. The audit committee met three times during the year.

   The law firm of Sommer & Barnard, PC, of which Mr. Sommer is a member, serves as legal counsel for the Corporation. The Corporation paid a total of $702,515.00 in legal fees to Sommer & Barnard, PC, during 1996.

   Messrs. Place and Keane are the members of the compensation committee. The compensation committee formulates executive compensation policy for the Company, and determines, subject to Board review and approval, the compensation of all executive officers. The compensation committee administers the Corporation's 1994 Stock Compensation Plan. The compensation committee met twice in 1996.

Security Ownership of Management

   The following table sets forth, as of February 14, 1997, information regarding the beneficial ownership of common shares of the Corporation by each director of the Corporation, each of the executive officers named in the Summary Compensation Table below, and by all directors and executive officers as a group.

                               Amount and Nature of
Name of Beneficial Owner       Beneficial Ownership     Percent of Class
------------------------      ----------------------- -----------------
James O. Futterknecht, Jr.              38,454 (1)            *

Joseph A. Robinson                       6,289 (2)            *

John G. Keane                            5,000 (3)            *

Richard A. Place                         4,000 (4)            *

James K. Sommer                          7,501 (5)            *

Ralph R. Whitney, Jr.                   23,000 (6)            *

Louis R. Csokasy                        13,218 (7)            *

James E. Crawford                        8,647 (8)            *

Robert A. Pickering                         -0-               *

All Executive Officers and
Directors as a Group (13 persons)      118,406 (9)           1.1%

   *Less than one percent

  (1) Includes 5,000 shares subject to an option held by Mr.
Futterknecht.

  (2) Includes 1,039 shares held for Mr. Robinson's account in the Corporation's Employee Stock Purchase Plan.

  (3) Includes 3,000 shares subject to options held by Dr. Keane.

  (4) Includes 1,000 shares held by a trust with respect to which Mr. Place has the power to vote and to direct the disposition, and 3,000 shares subject to options held by Mr. Place.

  (5) Includes 3,000 shares subject to options held by Mr. Sommer.

  (6) Includes 3,000 shares subject to options held by Mr. Whitney.

  (7) Includes 2,750 shares subject to an option held by Mr. Csokasy.

  (8) Includes 457 shares owned by Mr. Crawford's wife, as to which Mr. Crawford disclaims beneficial ownership. Also includes 300 shares held for Mr. Crawford's account in the Corporation's Employee Stock
Purchase Plan, and 2,750 shares subject to an option held by Mr.
Crawford.

  (9) Includes shares owned by spouses, whether or not beneficial ownership is disclaimed, and 31,250 shares subject to options held by executive officers and directors.


                 COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

   The following table shows the compensation for the past three years of the Corporation's Chief Executive Officer and the Corporation's next four most highly compensated executive officers.

                                 SUMMARY COMPENSATION TABLE

                                                                            Long-Term
                                                                          Compensation
                                 Annual Compensation                         Awards
                                                                            Securities
        Name and                                          Other Annual     Underlying    All Other
   Principal Position          Year  Salary($) Bonus($) Compensation($)1     Options   Compnsation($)2

James O. Futterknecht, Jr.     1996    385,000   262,763              0           0        4,500
President, Chairman of the     1995    315,000   149,546          1,965      20,000        4,500
Board and CEO                  1994    286,000   235,950          1,823      20,000        4,500


Joseph A. Robinson,            1996    210,000    95,550              0           0        4,500
Senior Vice President,         1995    185,000    58,553          3,025      13,000        4,500
Secretary and CFO              1994    169,000    95,950          3,097      13,000        4,500

Louis R. Csokasy, Vice         1996    195,000    88,725              0           0        4,500
President and President,       1995    155,000    49,058          2,606      11,000        4,500
Automotive Systems             1994    142,000    79,875          2,675      11,000        4,500

Robert A. Pickering3,          1996    161,694   102,406              0      11,000        2,390
Vice President and
President, Atwood Mobile
Products

James E. Crawford,            1996     156,000    70,980              0           0        4,500
Vice President and            1995     146,000    46,209          3,056      11,000        4,500
Managing Director,            1994     139,000    78,188          3,246      11,000        4,500
Value Management and
Product Research and
Development

   (1)Represents reimbursements to the named executive officers for payment of income taxes.

   (2)Represents contributions by the Corporation to the accounts of each of the named executive officers in the Corporation's deferred compensation and savings plan.

   (3)Represents amounts earned subsequent to the acquisition of Anderson Industries, Inc. by the Corporation on April 3, 1996.
Options


   The following table shows the options to purchase common shares granted to Robert A. Pickering in 1996 pursuant to the Corporation's 1994 Stock Compensation Plan. No Options were granted to any other named executive officer in 1996.

                              OPTION GRANTS IN LAST FISCAL YEAR

                                                                      Potential Realizable Value
                                                                      at Assumed Annual Rates of
                                                                       Stock Price Appreciation
                                    Individual Grants                    for Option Term
                           ----------------------------------      ------------------------------
                           Number of
                           Securities     % of Total Options
                           Underlying        Granted to
                            Options          Employtees in     Exercise  Expiration
       Name                 Granted #         Fiscal Year(%)   Price($)      Date         5%($)         10%($)
     ----------            -----------      ----------------  ---------  ------------     ---------    -------
 Robert A. Pickering         11,0001             100.00          12.25     4-17-2006       85,000      215,000

     1Options become exercisable in 25% increments on April 18, 1997;  April 18, 1998;  April
18, 1999;  April 18, 2000.  Options are Incentive Stock Options under Section 422 of the
Internal Revenue Code.


     The following table shows the number and value of options held by the named executive officers as of December 28, 1996.


                       AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                              AND FISCAL YEAR-END OPTION VALUES
                                                             Number of
                                                              Securities
                                                              Underlying
                                                           Unexecercised     Value of Unexercised
                                                         Options at Fiscal   in the Moneu Options
                                                            Year-End(#)          at Fiscal Year
                       Shares Acquired         Value         Exercisable/     End($)1 Exercisable/
       Name           On Exercisable(3)    Realized($)      Unexercisable       Unexercisable
   --------------    -------------------   -------------  ----------------   --------------------
James O. Futterknect,       ----              ----          5,000/15,000       19,375/58,125
Jr.

Joseph A. Robinson           3,250           13,000           0/9,750               0/37,781

Louis R. Csokasy            ----              ----           2,750/8,250         10,656/31,968

Robert A. Pickering         ----              ----            0/11,000             0/44,000

James E. Crawford           ----              ----         2,750/8,250         10,656/31,968

     1Based on the closing price of the Corporation's common shares on December 27, 1996.



Pension Plans

     Set forth below are tables showing the estimated annual benefits payable upon normal retirement under the Corporation's pension plan (the "Excel Plan") and the Atwood Industries, Inc. Salaried Pension Plan (the "Atwood Salaried Pension Plan") for various compensation and years-of-service classifications, assuming the current maximum FICA wage base of $65,400 remains unchanged.

                            EXCEL PLAN
                                        Credited Years of Service
        Final Avg.                  ----------------------------------
         Earnings       15           20       25         30       35
       ------------    -------    -------    -------   ------   ------
          $ 50,000     $ 8,204    $10,939   $13,674   $16,409   $19,144
          $100,000     $18,704    $24,939   $31,174   $37,409   $43,644
          $150,000     $29,204    $38,939   $48,674   $58,409   $68,144
        $160,000(1)    $31,304    $41,739   $52,174   $62,609   $73,046


                   ATWOOD SALARIED PENSION PLAN

                                    Credited Years of Service(2)
                                   ------------------------------
       Final Avg. Earnings        15             20           25
      ---------------------     ---------       --------     --------
            $ 50,000              $ 8,522       $11,363        $14,203
            $100,000              $19,022       $25,363        $31,703
            $150,000              $29,522       $39,363        $49,203
          $160,000(1)             $31,622       $42,163        $52,703


(1) Effective January 1, 1997, this is the maximum amount of final average annual earnings upon which benefits may be computed under the Employee Retirement Income Security Act of 1974, as amended by the Omnibus Budget Reconciliation Act of 1993. As of
     December 31, 1993, James O. Futterknecht had accrued benefits in excess of those permitted to be accrued under current law. On retirement, he will be entitled to receive benefits equal to the greater of (i) the benefits he had accrued as of December 31, 1993, or (ii) benefits calculated using $160,000 as the maximum final annual average earnings and his credited years of service at retirement.

(2)  The maximum credited years of service under the Atwood Salaried
     Pension Plan is 25.


     Excel Plan. Benefits under the Excel Plan are, subject to certain limitations, equal to the number of years of credited service times the sum of .75% of final average earnings and .65% of final average earnings in excess of the "breakpoint." The term "breakpoint" is defined as an annual amount equal to 36% of the maximum FICA wage base in effect for the preceding year. Final average earnings are generally defined as a participant's average annual earnings for the five consecutive calendar years of highest earnings during the 15 years prior to the earlier of retirement or termination of employment. Such earnings include the salaries and bonuses reported in the Summary Compensation Table. The benefits are not subject to any deduction for Social Security or other offset amounts. The credited years of service for the Excel Plan for the individuals listed in the Summary Compensation Table are as follows: Mr. Futterknecht - 26; Mr. Robinson - 4; Mr. Csokasy - 24; and Mr. Crawford - 18.

     Atwood Salaried Pension Plan.   Benefits under the Atwood
Salaried Pension Plan are, subject to certain limitations, equal to the number of years of credited service (maximum 25 years) times the sum of .95% of final average earnings and .45% of final average earnings in excess of the "breakpoint". The "breakpoint" is the IRS Covered Compensation breakpoint which is equal to the average of the social security taxable wage bases for the 35-year period ending at the employee's social security normal retirement age. Final average earnings are generally defined as a participant's average base salaries for the four consecutive calendar years of highest earnings during the ten years prior to the earlier of retirement or termination. The benefits are not subject to any deduction for Social Security or other offset amounts. Mr. Pickering has seven years of credited service under the Atwood Salaried Pension Plan.


Deferred Compensation Plans

     To supplement the benefits under the Pension Plan for its senior executive officers, the Corporation has adopted its 1989 Deferred
Compensation Plan (as amended, the "1989 Plan").  Messrs.
Futterknecht, Robinson, Csokasy and Crawford are participants in the 1989 Plan.

     A participant in the 1989 Plan retiring at age 62 or later will receive a benefit of monthly payments for life, commencing at retirement, with a minimum of 120 monthly payments assured. Each monthly payment will be equal to one-twelfth of 75% (85% for all persons who were participants prior to December 1, 1993) of the participant's three-year final average base salary (not including bonuses), offset by (i) the participant's Pension Plan benefits, adjusted for commencement at age 62, payable for life, and (ii) 50% of the participant's primary Social Security benefit payable at age
62 (whether or not commencement at age 62 is actually elected) and
(iii) with respect to individuals who first become participants on or after December 1, 1993, by the amount of any benefits payable from any other employer's qualified defined benefit plan or any other plan supplementing such a plan. A participant is entitled to elect early retirement under the 1989 Plan. Benefits for early retirees are calculated in the same manner as for retirement at age 62, except (i) the percentage of the three-year final average base salary is reduced by one-quarter of one percent for each month retirement occurs prior to age 62, (ii) the offset for pension plan benefits is adjusted downward to the amount payable to the retiree in the event immediate commencement (payable for life) is elected (whether or not actually elected), and (iii) there is no offset for Social Security until the participant reaches age 62. Payments to early retirees commence on the later of the date of retirement or the date the participant attains age 55. If a participant dies before retirement, his or her designated beneficiary is entitled to 120 monthly payments determined as if the participant elected retirement on the day before death, except that payment of benefits commences immediately regardless of the participant's age at death.

     The Corporation has established the Excel Industries, Inc. Executive Compensation Trust (the "Compensation Trust") as a depository arrangement whereby the Corporation sets aside cash and other assets to be accumulated and distributed to participants in the 1989 Plan and the Supplemental Plan as benefits thereunder become payable. The Compensation Trust is not intended to and does not fund the 1989 Plan and the Supplemental Plan. The assets held in the Compensation Trust are at all times subject to the claims of the Corporation's creditors. The Compensation Trust may be revoked by the Corporation's Board of Directors at any time prior to a "Change in Control" (as defined below) of the Corporation. After a Change in Control or a failure of the Corporation, after 30 days written notice, to pay benefits under the 1989 Plan or the Supplemental Plan, the Compensation Trust becomes irrevocable and the Corporation generally may not recover any part of the corpus or income of the Compensation Trust for any purpose other than providing payments to participants in the 1989 Plan and the Supplemental Plan and administering the Compensation Trust.

     A "Change in Control" occurs under the Compensation Trust agreement upon the happening of any of the following: (i) the consummation of a merger or consolidation of the Corporation with any other entity resulting in holders of the Corporation's voting capital stock receiving less than fifty percent of the voting capital stock of the surviving entity; (ii) the sale, lease, exchange or transfer of all or substantially all of the Corporation's assets; (iii) the approval by the Corporation's shareholders of any plan or proposal for the liquidation or dissolution of the Corporation; (iv) the acquisition by any person, other than a Trustee of any employee benefit plan of the Corporation, after the execution of the Compensation Trust agreement of thirty-five percent or more of the outstanding voting power of the Corporation's securities; or (v) a change in a majority of the directors of the Corporation in any period of less than two years, not counting persons elected or nominated by a vote of two-thirds of the directors in office at the beginning of such period or whose election or nomination was previously so approved.

Executive Separation Agreements

     The Corporation has entered into Executive Separation Agreements (the "Separation Agreements") with Messrs. Futterknecht, Robinson, Csokasy and Crawford and three other executive officers. The Separation Agreements provide for separation pay should a Change in Control (as described above for the Compensation Trust, except that the acquisition test described in item (iv) above is thirty percent with respect to the Separation Agreements) of the Corporation occur. The Separation Agreements were unanimously approved by the non-employee directors.

     Under the Separation Agreements, the executive's employment must be terminated involuntarily (other than for serious misconduct), or voluntarily by the executive officer for good reason, i.e. if the executive officer is demoted, relocated, or has a reduction in compensation, for separation pay to be available. Separation pay equals 2.95 times the executive officer's average annual compensation for the most recent five taxable years ending before a Change in Control, and disability and medical benefits are extended for three years after termination. The executive officer is also entitled to continue to participate in the Corporation's retirement plans for three years after termination, or if such plans prohibit continued participation after termination, to receive benefits equal to the incremental benefit the executive officer would have received had his employment terminated three years after the actual date of termination. The Separation Agreements provide for adjustments to avoid, and reimbursement by the Corporation of, excise taxes imposed on the executive officer under the Internal Revenue Code with respect to the separation pay.

     The Corporation believes that by assuring the executive officer of some financial security, the Separation Agreements protect the shareholders by neutralizing any bias of the executive officers in considering proposals to acquire the Corporation. The Corporation believes these advantages outweigh the disadvantage of the cost of the benefits.

Report of Compensation Committee on Executive Compensation

     The Compensation Committee of the Board of Directors of the Corporation (the "Committee") formulates executive compensation policy for the Corporation and determines, subject to Board review and approval, the compensation of all executive officers named above. The Committee is comprised of non-employee directors.

     Broad Policy Considerations. In the determination of 1996 executive compensation, the following broad compensation policies were followed:

     1. Executive compensation must be competitive. This policy was considered to be critical in order for the Corporation to attract and retain qualified management personnel.

     2. Executive compensation should be based upon Corporation performance with emphasis on shareholder return.

     3. The setting of executive compensation needs to be fair and needs to take into account the business reality that there are significant factors affecting Corporation performance which are outside of management's control.

     4. Executive compensation ought to be incentive based. There should be opportunities for substantial bonuses based upon Corporation performance.

     5. An effective executive compensation plan requires a long-term incentive element as well as short-term incentive elements.

     Compensation Programs. The short-term components of the Corporation's executive compensation programs consist of base salary and bonuses under the Corporation's Incentive Compensation Plan (the "Cash Incentive Plan"). The Cash Incentive Plan, which was established by the Board of Directors of the Corporation in 1992, was designed to help implement the second and fourth goals listed above with bonuses thereunder calculated based on a targeted after-tax return on shareholders' equity and with relatively high potential bonuses taken as a percentage of total compensation. In 1993 and 1994, the Board of Directors and shareholders of the Corporation, respectively, approved and adopted the 1994 Stock Compensation Plan (the "Stock Incentive Plan") as recommended by the Committee. The Stock Incentive Plan provides the long-term incentive component of the executive compensation programs of the Corporation in accordance with the fifth goal enumerated above. The Committee has also recommended and the Board has recently adopted the 1997 Long-Term Incentive Plan ("LTIP"), subject to shareholder approval, which grants awards based on total shareholder return over a multiple-year period, to further the second and fifth goals described above.

     Base Salary. In determining 1996 base salaries for executives, consideration was given to a comparison of each individual's salary to the salaries received by individuals in similar positions in other manufacturing companies of comparable size based upon available salary survey information furnished by an outside compensation consulting firm. Such survey data is pertinent to the above listed policy consideration that executive compensation needs to be competitive in order to attract and retain qualified personnel. Accordingly, the Committee did not limit the companies considered to companies which are deemed to be peer group companies for purposes of the Performance Graph set forth below and did not take into account the performance of the companies included in the survey data, as compared to the performance of the Corporation, or otherwise. The Committee also considered the recommendations of the Chief Executive Officer as to salaries other than his own. Individual responsibilities and performances as well as the Corporation's performance compared to financial objectives also were considered.

     Cash Incentive Compensation. Under the Cash Incentive Plan, bonus opportunities as a percentage of gross salary have been established for five levels of employees and a target after-tax return on shareholders' equity has been established as the return required in order for employees to achieve 100 percent of their respective bonus opportunities. At the time the Board established such targeted return on shareholders' equity, consideration was given to available information regarding the median return on equity achieved by Fortune 500 companies in the motor vehicle and parts businesses. The Board also took into account the average return on equity which had been achieved over a five-year period by a leading competitor. In determining not to revise the targeted return on equity in the Cash Incentive Plan, the Committee has continued to review the return on average shareholder equity achieved by other companies. In the event a return on shareholders' equity in excess of the targeted return is achieved, higher bonuses, up to a maximum of 150 percent of bonus opportunities, can be earned. Thus, consistent with the policy of emphasizing incentives/rewards based upon performance, relatively high potential bonuses, taken as a percentage of total compensation, can be awarded to employees covered by the Plan.

     In addition to return on equity, the Committee proposed for 1996 to take into consideration individual employee performance and, if applicable, the operating income performance of the particular strategic business unit in which the individual was employed in making bonus determinations. However, in the opinion of the Committee and the Board, a major acquisition in the second quarter of 1996 rendered this proposed change in making bonus determinations inappropriate for 1996 and therefor, except as to one business unit and except with regard to employees of the acquired entities (as to whom, their existing incentive compensation plans were applied), bonuses were calculated in the same manner as pre-1996 bonuses. 1996 bonuses for the named executives were approximately 91% of target, or approximately 60% of the maximum potential bonuses.

     Stock Incentive Compensation.  The Corporation's 1994
Compensation Plan represented a departure from the Corporation's historic practice of primarily focusing on cash compensation in the form of salaries and bonuses, a practice which stemmed from the equity participation of management in the acquisition company which was merged into the Corporation in 1983. The Committee recognized that management changes and additions had obsoleted that restrictive focus and felt it should reactivate, as part of the Corporation's executive compensation structure, the long-term incentive stimulus which flows from equity participation or from an opportunity to obtain equity participation. Since stock option values are dependent upon the long-term growth of the Corporation's stock price, the Committee believed that the grant of stock options was an appropriate way in which to add a long-term incentive element to the Corporation's executive compensation programs.

     The stock option authorized and granted by the Committee to Mr. Pickering in 1996 was a ten-year option which is to vest in equal parts over a four-year period commencing on the first anniversary date of the option grant. Executive officer stock option awards are primarily based on the respective levels of position and responsibility of the individuals to whom the options are awarded.
As with the determination of base salaries, the Committee also considered the recommendations of the Chief Executive Officer.

     1997 Long-Term Incentive Plan. The LTIP also rewards management in the form of stock and contributes to the Corporation's goals of linking management compensation to shareholder return, and giving management a stake in the long-term performance of the Corporation. The LTIP awards generally vest over a multiple-year period and are based on a comparison of the Corporation's performance with a peer group of U.S. auto suppliers (the "LTIP Peer Group"). The LTIP Peer Group includes the members of the 1997 Peer Group listed under "Performance Graph", below and the following additional companies:
Borg-Warner Automotive, Citation Corp., Collings & Aikman Corp., Electric Fuel Corp., Harvard Industries, Inc., Hilite Industries, Inc., JPE Inc., Lear Corp., Safety Components, Shiloh Industries, Inc., Sinter Metals, Inc., Stant Corp., Sudbury, Inc., and Tower Automotive. These additional companies were excluded from the 1997 Peer Group for purposes of the Performance Graph because they did not have a five-year history on which to base a comparison.

     The Board has set three levels of rewards for corporate performance in relation to the companies in the LTIP Peer Group. Eligible participants in the LTIP will receive the minimum reward if the Corporation performs at or above the 25th percentile with respect to total shareholder return, the target reward if the Corporation reaches the 65th percentile, and the maximum reward for outperforming 75% of the companies within the LTIP Peer Group.

     Deferred Compensation. The policy which the Board has applied with regard to deferred compensation is to have a competitive plan designed to encourage key employees to remain with the Corporation.

     Chief Executive Officer Compensation. The compensation of the Chief Executive Officer essentially reflects consideration and application of the same policies and factors described above.
Mr. Futterknecht's base salary for 1996 was significantly increased because of the added responsibilities he assumed when he became Chairman of the Board and Chief Executive Officer following the death of his predecessor in September 1995. The outstanding job he did in effectuating the transition, his performance of operating duties while continuing to examine and analyze acquisition possibilities and the above referenced survey data were also taken into account in establishing his base salary. As set forth above, the bonus component of Mr. Futterknecht's compensation was based on the Corporation's after-tax return on equity as compared to the targeted return. Mr. Futterknecht achieved approximately 91% of his target bonus based on the Corporation's ROE for 1996.

     Other. The Committee believes that, other than tax-favored compensation such as incentive stock options, executive compensation should be structured and limited to the extent necessary to preserve the tax deductibility of the compensation paid by the Corporation (except in extraordinary or unforeseen circumstances). The 1994 Stock Compensation Plan has been structured to meet that goal with respect to any options granted under such plan. The Committee believes that the LTIP, if approved by the shareholders, will also meet that goal.


     MEMBERS OF THE COMPENSATION COMMITTEE:

                          Richard A. Place
                           John G. Keane


Performance Graph

     The following graph compares the cumulative total shareholder return on the Corporation's common shares, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the cumulative total return on the common stock of two peer groups of automotive parts manufacturers. The companies included in each of the peer groups are listed following the graph information. The 1996 Peer Group was included in the Corporation's proxy statement for the 1996 annual meeting of shareholders. In future proxy statements, the Corporation intends to present information with respect to the 1997 Peer Group. The performance of the companies in the 1997 Peer Group (with the additional companies included in the LTIP Peer Group) will be compared to the Corporation's performance in determining benefits payable under the LTIP, and they are among the companies the Committee considers in establishing base salaries and targets under the Cash Incentive Plan. The Corporation believes information with respect to the 1997 Peer Group will better inform shareholders of the relationship between the Corporation's performance and compensation of the Corporation's executives.

               COMPARISON OF CUMULATIVE TOTAL RETURN


                  1991         1992       1993      1994     1995      1996
                ---------    --------    --------  -------  -------   -------
Excel            $100.00      232.38      253.60    196.15   202.57    248.23

S&P500           $100.00      107.61      118.41    120.01   164.95    202.73

1996 Peer
Group            $100.00      136.10      177.72    157.81   200.23    229.54

1997 Peer
Group            $100.00      143.12      198.32    197.90   246.16    315.08

             ASSUMES $100 INVESTED ON DECEMBER 31, 1991
           TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS
        NOTE:  TOTAL RETURNS BASED ON MARKET CAPITALIZATION


1996 Peer Group

     The 1996 Peer Group includes the following companies: Allen Group, Amcast Industrial Corporation, Cooper Tire & Rubber, Dana Corp., Donnelly Corporation, Douglas & Lomason Company, Echlin, Inc., Genuine Parts, Goodyear Tire & Rubber, Johnson Controls Corporation, Mascotech, Inc., Modine Manufacturing Company, Snap-on Tools, The Standard Products Co., and Timken Co.

1997 Peer Group

     The 1997 Peer Group includes the following companies: Amcast Industrial Corp., Arvin Industries, Autocam, Borg-Warner Automotive,
Breed Technologies, Dana Corporation, Defiance, Inc., Donnelly Corp., Eaton Corp., Federal Screw Works, Gentex Corp., Hayes Wheels
International, Inc., Hickok Inc., Intermet Corp., ITT Industries,
Johnson Controls, Mark IV Industries, Inc., Mascotech, Inc.,
National-Standard Co., Newcor, Inc., A. O. Smith, Special Devices, Standard Products Co., Superior Industries International, Timken Co., Top
Source, TRW Inc., Walbro Corp., and Williams Controls, Inc.

           APPROVAL OF THE 1997 LONG-TERM INCENTIVE PLAN

Purpose

     The Board of Directors has adopted, subject to shareholder approval, the Excel Industries, Inc. 1997 Long-Term Incentive Plan (the "LTIP"). Under the LTIP, performance shares are awarded to key executives of the Corporation based on the attainment of one or more preestablished performance goals over a specified performance period. The purpose of the Plan is to attract and retain highly competent executives, to recognize, motivate and reward key employees for development and execution of strategies and policies that result in long-term return to shareholders of the Corporation, and to provide key employees with a stake in the Corporation and identification with the interests of shareholders. The full text of the LTIP is set forth as an appendix to this proxy statement.

Administration

     The Plan is administered by a committee or committees appointed by the Board from among its members (the "Committee"). With respect to establishing, administering and certifying performance share awards, the composition of the Committee is intended to comply with Internal Revenue Code ("Code") Section 162(m) to prevent the application of the $1 million annual deduction limit on executive compensation to certain awards under the Plan.

     The Committee is generally authorized to construe and interpret the Plan, to establish appropriate rules and regulations, to select employees of the Corporation and its subsidiaries for participation and to specify the terms and number of awards granted under the Plan. Members of the Committee may be removed by the Board. In determining the terms, conditions and amount of each award, the Committee may take into account various criteria, including, among others, salary grade and individual and Corporation performance. The Corporation will pay all the costs of administering the Plan.

Shares and Term

     The stock subject to awards granted under the Plan is the Corporation's authorized but unissued or reacquired common shares
("Common Stock"). The Corporation may repurchase shares in the open market or otherwise.

     The Plan authorizes a maximum issuance of 500,000 shares of Common Stock, subject to shareholder approval. Performance share awards and any agreements evidencing such awards will be subject to adjustment by the Committee whose determination will be conclusive as to the number and, if applicable, the price of shares of Common Stock in the event of changes in the outstanding Common Stock due to a change in the corporate or capital structure of the Corporation. In the event of any such change in the outstanding Common Stock, the aggregate number of shares available under the Plan shall be appropriately adjusted by the Committee. To the extent that a performance share expires or is terminated, is canceled or forfeited for any reason without being paid in cash or shares of Common Stock, any remaining shares allocable to the unpaid portion of such performance share award shall become available again for subsequent grants under the Plan.


Eligibility

     Each year, the Chief Executive Officer recommends, and the Committee approves, the grant of performance share awards to eligible individuals. Key employees, including officers, of the Corporation and its subsidiaries who are in a position to make significant contributions to the growth and long-term success of the Corporation are eligible to receive these awards. Currently, approximately 8 individuals are eligible to receive awards under the LTIP.

Performance Share Awards

     A performance share consists of the right, subject to terms and conditions determined by the Committee, to receive shares of Common Stock, and if determined by the Committee, cash dividend equivalents. Generally, the award will become payable in Common Stock, after a specified performance period if certain preset Corporation performance goals are attained. The Committee may provide for different levels of payouts based on relative performance toward a performance goal. Final payouts are subject to the approval of the Committee and the Committee has the absolute discretion to reduce or cancel, but not increase, any payout.

     The LTIP establishes a three-year performance period over which the Corporation's performance will be measured. Initially, performance share awards will be based on the Corporation's percentile rank in three-year compound total shareholder return relative to a specified set of peer group companies in the U.S. automotive supply industry determined by the Committee. The Committee may recommend, and the Board of Directors may approve, adjustment of the performance measures during a performance period to reflect significant, unanticipated changes which materially impact the Corporation's operating environment.

     The Committee may require or permit an award holder to elect to receive a portion of the total fair market value of the payout in cash, to satisfy any federal, state and local income and employment tax obligations that arise as a result of the award.

     The Chairman, President and Chief Executive Officer of the
Corporation is eligible to receive a maximum of 15,000 shares at the end of the first three-year performance period. Other participants are eligible to receive a maximum of 7,500 shares.

Corporate Transactions

     In the event of a disposition of all or substantially all of the assets or outstanding capital stock of the Corporation by means of a sale, merger, reorganization, or liquidation, each performance share under the LTIP will terminate unless assumed pursuant to a written agreement by the successor corporation or a parent or subsidiary thereof. The grant of awards under the LTIP will in no way affect the Corporation's right to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

New Plan Benefits

     The following table shows the target, minimum and maximum number of shares that would be awarded to the named executive officers and directors and groups indicated at the end of the initial performance period from 1996 through 1999. If the minimum performance level is not attained, no participant will receive a payout at the end of the performance period. The Dollar Value column reflects the dollar value of awards that would have been paid to the groups and individuals indicated had the LTIP been in place over the period 1993 through 1996, and had the groups and individuals received the maximum payout. The Maximum Dollar Value is based on the December 27, 1996 stock price of $16.25.

                                                           Maximum
     Name and Position      Minimum    Target  Maximum   Dollar Value
    -------------------     --------  -------- -------- -------------
James O. Futterknecht,       2,500    10,000   15,000       $243,750
Jr., Chairman of the
Board, President and
Chief Executive Officer

Joseph A. Robinson           1,250      5,000   7,500       $121,875
Senior Vice President,
Secretary and Chief
Financial Officer

Louis R. Csokasy
Vice President and
President, Automotive
Systems                     1,250      5,000     7,500     $121,875

Robert A. Pickering         1,250      5,000     7,500     $121,875
Vice President and
President, Atwood
Mobile Products

James E. Crawford           1,250      5,000     7,500     $121,875
Vice President and
Managing Director
Value Management and
Product Research and
Development

Current Executive           11,250    45,000   67,500      $1,096,875
Officer Group (9 persons)

Non-Executive Director        ___       ___      ___          ___
Group (4 persons)

All Employees, including      ___       ___      ___          ___
Officers who are not
Executive Officers as
a Group (approx. 6,800
persons)


Amendment and Termination

     The Board may amend, suspend or discontinue the LTIP at any time. However, the performance goals established for performance share awards may not be modified except in unusual circumstances, as described above. Without shareholder approval, the Board may not (1) materially modify the requirements for eligibility, (2) materially increase the number of shares issuable under the LTIP (except as provided above), or (3) make any other change with respect to which the board determines that shareholder approval is required by applicable law or regulatory standards.

     To the extent not inconsistent with the LTIP, the Committee may modify or waive the terms of any outstanding award.

Federal Income Tax Consequences

     The following is a general description of certain federal income tax consequences of the Plan. This description does not purport to be complete.

     A recipient of performance share awards recognizes no taxable income at the time of grant. However, when the conditions precedent to the issuance of shares pursuant to such performance share award are satisfied, the award holder will recognize ordinary income equal to the fair market value on the date of issuance of the shares. Any cash dividend equivalent paid to a holder of performance shares is ordinary income. The Corporation will be entitled to a deduction equal to the award holder's ordinary income recognized pursuant to the issuance of the shares underlying the award in the year recognized by the award holder.

     If an award is accelerated as a result of a corporate transaction, all or a portion of the value of the award at that time may be a parachute payment for purposes of the Code's excess parachute provisions. Those provisions generally provide that if parachute payments exceed three times an award holder's average compensation for the five tax years preceding the corporate transaction, the Corporation loses its deduction and the recipient is subject to a 20% excise tax for the amount of the parachute payments in excess of such average compensation.

Accounting Treatment

     The following is a summary of the certain accounting consequences of awards under generally accepted accounting principles. Generally, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based compensation," ("FAS 123") defines a fair value based method of accounting for stock-based employee compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion 25"). Under FAS 123, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Under Opinion 25, compensation cost is recognized based on the difference, if any, between the market price of the stock and the amount an employee must pay to acquire the stock (the Corporation has elected to continue accounting for compensation cost arising from its stock-based compensation plans under Opinion 25).

     The grant of performance shares will generally result in compensation expense equal to the market value of the underlying shares of Common Stock on the date of grant. This expense will generally be amortized over the term of the vesting in such awards, but the expense may be subject to periodic adjustment depending on performance criteria and other factors. In the case of certain performance criteria, the recognition and measurement of the expense may be delayed until the performance criteria are attained or are likely to be attained.

     The number of outstanding performance shares will be a factor in determining earnings per share on a fully diluted basis.

     For fiscal years beginning with the Corporation's 1996 fiscal year, FAS 123 requires the Corporation to disclose, in footnotes to the Corporation's financial statements, the impact that options and other stock-based awards have had on the Corporation's reported earnings were the fair value of those awards treated as compensation expense.

Deduction Limit for Executive Compensation

     Code Section 162(m) limits federal income tax deductions for compensation paid after 1993 to the chief executive officer and the four other most highly compensated officers of a public Corporation to $1 million per year. The section contains an exception for performance-based compensation that satisfies certain conditions. The Corporation believes that the performance shares granted to its executives under the LTIP will qualify for the performance-based compensation exception, assuming the LTIP is approved by shareholders.

     The affirmative vote of a majority of the shares of Common Stock having voting power present in person or represented by proxy, a quorum being present, is necessary to approve the LTIP.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED 1997 LONG-TERM INCENTIVE PLAN.



                APPOINTMENT OF INDEPENDENT AUDITORS


     The Board of Directors of the Corporation has appointed Price Waterhouse LLP as independent auditors to examine the financial statements of the Corporation and its subsidiaries for the current fiscal year ending December 27, 1997. Although there is no requirement that such appointment be submitted to a vote of the shareholders, the Board of Directors feels that the shareholders should be afforded the opportunity to ratify the appointment. If the shareholders do not ratify the appointment, the Board of Directors, in its discretion and without further vote of the shareholders, will select another firm to serve as independent auditors for the current fiscal year.

     Price Waterhouse LLP has served as independent auditors for the Corporation and its subsidiaries continuously since 1955 and is considered by the Board of Directors to be well qualified. The Board of Directors therefore recommends a vote FOR ratification of the appointment of Price Waterhouse LLP, and if the enclosed proxy is duly executed and received in time for the meeting and if no contrary specification is made as provided therein, it is the intention of the persons named therein to vote the shares represented thereby for ratification of such appointment.

     A representative of Price Waterhouse LLP is expected to be present at the shareholder meeting and will have the opportunity to make a statement if he desires to do so. Price Waterhouse LLP has indicated that it presently does not intend to make a statement but that its representative will be available to respond to appropriate questions.

Shareholder Proposals

     November 12, 1997 is the date by which shareholder proposals intended to be presented at the 1998 annual meeting must be received by the Corporation to be considered for inclusion in the proxy materials relating to that meeting.

Other Matters

     The Annual Meeting is called for the purposes set forth in the "Notice of Annual Meeting." The Board of Directors has not been informed of any matters other than those stated in the Notice that are to be presented at the meeting. If any other business is brought before the meeting, the persons named in the attached proxy will vote according to their discretion.

BY ORDER OF THE BOARD OF DIRECTORS.


                                   /s/  Joseph A. Robinson
                                   ______________________________
                                   Joseph A. Robinson
                                   Secretary


IMPORTANT:

     Please immediately mark, sign, date and return your Proxy in the enclosed stamped, addressed envelope. If you attend the meeting and if you so desire, you may withdraw your Proxy and vote in person.
THANK YOU FOR ACTING PROMPTLY.

                             APPENDIX


                      EXCEL INDUSTRIES, INC.
                   1997 LONG-TERM INCENTIVE PLAN


                       EXCEL INDUSTRIES, INC.
                   1997 LONG-TERM INCENTIVE PLAN


                             ARTICLE I

                         GENERAL PROVISIONS

1.1  PURPOSE

     The purpose of this Excel Industries, Inc. 1997 Long-Term Incentive Plan ("Plan") is to provide an additional incentive compensation opportunity for certain key employees of Excel Industries, Inc. ("Excel") and its subsidiaries (collectively referred to as the "Company"). This compensation opportunity is designed to (i) ensure that the Company has a competitive compensation package to assist in the retention and recruitment of highly competent executives, (ii) recognize, motivate, and reward key employees for the development and execution of strategies and policies that result in long-term return to shareholders of the Company, and (iii) provide executives with an ownership interest in the Company and identification with the interests of shareholders.

1.2  ADMINISTRATION OF THE PLAN

     (a) Committee. The Compensation Committee appointed by the Board of Directors of Excel ("Committee") will administer the Plan. The Board may delegate responsibility for administration of the Plan to different Committees, subject to such limitations as it deems appropriate. Members of the Committee will serve for such term as the Board of Directors may determine, and may be removed by the Board at any time. If no Committee is appointed by the Board, the Board will administer the Plan. "Committee" will refer to the entity administering the Plan, whether it is the Board, a committee, or various committees.

     (b) Authority. The Committee has full discretionary authority to administer the Plan within the scope of its delegated responsibilities, including authority to interpret and construe any relevant provision of the Plan, to adopt rules and regulations that it deems necessary, to determine each year which of those employees recommended for an Award in accordance with the Plan will be granted Performance Share Awards (defined in Article II), to determine the number of shares subject to such Awards, and to determine the terms of each grant made under the Plan (which terms need not be identical). Decisions of the Committee made within the discretion delegated to it by the Board are final and binding on all persons.

     (c) Internal Revenue Code Section 162(m). The composition of the Committee responsible for establishing, administering, and certifying performance goals for Awards granted under the Plan will comply with the requirements of Internal Revenue Code ("IRC") Section 162(m) and the regulations promulgated thereunder.

1.3  STOCK SUBJECT TO THE PLAN

     (a) Common Stock. Common Shares of Excel ("Common Stock") available for issuance under the Plan will be drawn from the Excel authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares repurchased on the open market. The number of shares of Common Stock that may be issued under the Plan will not exceed 500,000, subject to adjustment in accordance with the terms of the Plan.

     (b) Adjustment. If any change is made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments will be made to (i) the maximum number and/or class of shares issuable under the Plan, and (ii) the number and/or class of shares and price per share in effect under each outstanding Performance Share Award under the Plan. The purpose of these adjustments is to preclude the enlargement or dilution of rights and benefits under the Performance Share Awards.

1.4  EFFECTIVE DATE AND TERM

     The Plan is effective January 2, 1997, subject to approval by the Company's shareholders. The Committee may grant Awards under the Plan at any time after the Effective Date of the Plan and before the Plan is terminated by the Board.

                            ARTICLE TWO

                      PERFORMANCE SHARE AWARDS

2.1  TERMS AND CONDITIONS OF PERFORMANCE SHARE AWARDS

     (a) Performance Periods. For purposes of determining Performance Share Award opportunities under the Plan, the Company's performance will be measured over a three consecutive fiscal year period ("Performance Period"). A new Performance Period will begin, and a new grant of Performance Share Awards will be made, annually on the first day of the Company's fiscal year.

     (b) Performance Share Awards. A Performance Share Award consists of the right, subject to such terms, conditions and restrictions set forth in a written agreement (the "Award Agreement"), to receive a share of Common Stock (together with cash dividend equivalents if so determined by the Committee) as the Committee determines ("Performance Share Award" or "Award"). A participant will be eligible to receive a specific number of shares of Common Stock ("Performance Shares") based on the attainment of preestablished target, minimum and maximum performance levels measured over a Performance Period (the "Performance Measures"). Performance Share Award opportunities will be established at the beginning of each Performance Period for all participants in the Plan.

     (c) Selection. Before each Performance Period, or as soon thereafter as practicable, employees of the Company will be recommended for participation in the Plan by the Chief Executive
Officer of the Company (the "CEO") and approved by the Committee. Participants will be selected from among those employees who are in a position to make significant contributions to the growth and long-term success of the Company, including senior officers and strategic business unit heads of the Company. The Committee will notify each Plan participant of his or her Plan participation, the Performance
Share Award, and such additional provisions as the Committee deems necessary, at the beginning of each Performance Period, or as soon thereafter as practicable, by a written Award Agreement. The
Committee alone will determine any Performance Share Award to be made to the CEO.

     (d) Performance Measures. Within the first 90 days of the beginning of the Performance Period (or, if shorter, within the first 25% of the period of service remaining in the Performance Period in the case of an employee who is granted a Performance Share Award or a pro rata portion thereof under Section 3.2(a)), the CEO will recommend and the Committee will review and approve the Company Performance Measures that must be met to achieve the target, minimum and maximum Performance Share payouts. Initially, the Performance Measures will be based on the Company's percentile rank in three-year compound total shareholder return ("SR") relative to a specified set of peer group companies in the U.S. automotive supply industry determined by the Committee. SR is defined as the annual rate of return represented by the combination of stock price appreciation and dividend payments, with dividends assumed to be reinvested quarterly.


     The Committee will have the discretion to base Performance Share Awards on other performance measures including, but not limited to, the achievement of a specified closing or average closing price of Common Stock, or an absolute or percentage increase in the closing or average closing price of Common Stock. The Committee may adjust the Performance Measures during a Performance Period to reflect significant, unanticipated changes which have a material impact on the operations of the Company.

     The Committee must approve the final payout of Performance
Shares, and it has the discretion to reduce or cancel any payout.

     (e) Payment of Performance Share Awards. No participant will be paid any portion of his or her Performance Share Award before the end of the applicable Performance Period. No participant will be vested in any portion of his or her Performance Share Award. Except as provided in Section 3.2, only eligible participants actively employed by the Company on the date Performance Share Awards are paid, and whose overall performance meets expectations, may receive a payout under a Performance Share Award.

     (f) Withholding. The Committee may require, or permit, an Award holder to elect, that a portion of the total Fair Market Value (as defined in Section 3.1) of the Performance Shares be paid in the form of cash in lieu of the issuance of Common Stock and that such cash payment be applied to the satisfaction of the federal, state and local income and employment tax withholding obligations that arise at the time the Performance Shares become free of all restrictions under the Plan.

     (g) Shareholder Rights. A Performance Share Award holder will be eligible to receive any dividend payments made on Performance
Shares that have been earned, but not yet paid, and may vote any such shares.

     (h) Transferability. Performance Shares Awards will not be assignable or transferable by the holder otherwise than by will or by the laws of descent and distribution following the Award holder's death.

2.2  CORPORATE TRANSACTIONS

     (a) Termination. In the event of the disposition of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger, reorganization, or liquidation, each Award under this Plan will terminate unless assumed or replaced with a comparable instrument pursuant to a written agreement by the successor corporation or a parent or subsidiary thereof.

     (b) Corporate Structure. The grant of Performance Share Awards under this Plan will in no way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

                            ARTICLE III

                           MISCELLANEOUS

3.1  FAIR MARKET VALUE

     Fair Market Value of a share of Common Stock on any relevant date will be determined in accordance with the following provision:

     (a) NASDAQ. If the Common Stock is not at the time listed or admitted to trading on any stock exchange, but is traded in the over-the-counter market, the Fair Market Value will be the average between the reported high price and the reported low price of one share of Common Stock on the date in question in the over-the-counter market, as such prices are reported by the national Association of Securities Dealers through its NASDAQ system or any successor system.

     (b) Stock Exchange. If the Common Stock is at the time listed or admitted to trading on any stock exchange, then the Fair Market Value will be the average between the reported high price and the reported low price of one share of Common Stock on the date in question on the stock exchange that is the primary market for the stock, as such prices are officially quoted on such exchange.

     (c) No Listing; No Stock Exchange. If the Common stock is at the time neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, or if the Committee determines that neither subparagraph (a) nor (b) above reflects Fair Market Value of the stock, then the Fair Market Value will be determined by the Committee after taking into account such factors as the Committee deems appropriate.

3.2  CHANGES OF EMPLOYMENT STATUS

     (a) New Hire, Transfer within the Company, Promotion. A newly hired employee or an employee transferred within the Company or promoted to senior officer status with the Company during the Performance Period may be granted a Performance Share Award or a pro rata portion of a Performance Share Award, in the sole discretion of the Committee.

     (b) Demotion. No payment under a Performance Share Award will be made to an employee who has been demoted during the Performance Period because of performance. If the demotion is due to an organization change, a full or a pro rata payment may be made, provided the employee otherwise qualifies for such a payment. The decision to make such a payment will be made in the sole discretion of the Committee, and payment, if any, will be made at the end of the relevant Performance Period.

     (c) Separation from Service. If a holder of a Performance Share Award terminates employment with the Company for any reason other than death, permanent and total disability or retirement, he or she will not be eligible to receive any payment under such Performance Share Award. In the event of death, permanent and total disability or retirement, the Performance Share Award holder may be considered for a payout under such Award. The decision to make a full payment, a pro rata payment, or no payment under such an Award will be made in the sole discretion of the Committee, and payment, if any, will be made at the end of the relevant Performance Period based on the full months of employment completed by the holder before such termination. The date of termination of employment will be determined by the Committee, which determination will be final.

3.3  IMPACT ON BENEFIT PLANS

     Except as otherwise required by law, payments pursuant to Performance Share Awards will not be treated as compensation for purposes of any qualified benefit Plan maintained by the Company. Payments pursuant to Performance Share Awards will not affect the definition of a participant's compensation under any group insurance plan. If a participant has entered into an Executive Separation Agreement or a similar arrangement with the Company providing for payments to the participant upon or after termination of employment following a change in control of the Company a Performance Share Award payout will be included in the calculation of the Executive's average annual compensation as provided in the Executive Separation Agreement to the extent the Performance Share Award payout is included in the gross income of the participant for purposes of calculating the amount payable to the Executive under any such agreement.

3.4  INDEMNIFICATION

     The members of the Committee will not be personally liable for any action, omission, decision or determination made with respect to the Plan. The Company will indemnify and hold harmless each member of the Committee for and against any losses, judgments, expenses including without limitation, attorney or other professional fees or costs of any nature arising as a result of having served as a member of the Committee.

3.5  NO OBLIGATION

     Nothing in this Plan will be construed as a guarantee of a Performance Share Award or as an accrued right to receive a Performance Share Award or any portion of such an Award or any payment under such an Award. Nothing in this Plan will be construed as creating a contract or right of employment.

                             ARTICLE IV

                      TERMINATION OR AMENDMENT

     (a) Board. The Board may amend, suspend or discontinue the Plan in whole or in part at any time; provided, however, that (i) such action may not, without the consent of the holder of a Performance Share Award, adversely affect the holder's rights and obligations with respect to an Award outstanding under the Plan; (ii) the Board may not, without the approval of the Company's shareholders (A) materially increase the number of shares of Common Stock subject to Awards under the Plan (other than adjustments required under Section 1.3(b)), (B) materially modify the eligibility requirements for Awards under the Plan, or (C) make any other change as to which shareholder approval is required by applicable law or regulatory standards.

     (b) Committee. The Committee will have full power and authority to modify or waive any or all of the terms, conditions or restrictions applicable to any outstanding Performance Share Award to the extent not inconsistent with the Plan.

     (c) Extraordinary Transactions. Without the consent of any participant, the CEO may, with the agreement of the Committee, modify the Plan and any Awards outstanding under the Plan to reflect extraordinary transactions or occurrences relating to the Company or any affiliate of the Company and affecting the potential for achieving existing Performance Measures (e.g. changes to the capital structure or other significant reorganization of the Company, divestiture of a subsidiary, acquisition or discontinuance of a material business or product line, or changes in accounting procedures/policies). Any such modification will be designed to prevent the dilution or enlargement of benefits under any such outstanding Awards.

                             ARTICLE V

                             COMPLIANCE

5.1  FEDERAL AND STATE LAWS

     The Company will not be obligated to make any payout of shares of Common Stock under any Award unless, in the opinion of counsel for the Company, the issuance of such shares is in compliance with all applicable federal and state securities laws. As a condition to the grant of any Award, or to the issuance of any shares of Common Stock under any Award, the Committee may require that the Award holder agree to comply with such provisions of federal and state securities laws as may be applicable to such grant, or to the payment, receipt or disposition of shares of Common Stock pursuant to the Plan, and that the Award holder deliver to the Company a written agreement, in form and substance satisfactory to the Company and its counsel, evidencing such agreement.

5.2  INFORMATION

     The Company will furnish to each Award holder participating in the Plan a copy of the Company's Annual Report to Shareholders for the most recent fiscal year, and additional copies will be furnished, without charge, to such Award holders upon request to the Secretary of the Company.



PROXY                                            EXCEL INDUSTRIES, INC.


                    ANNUAL MEETING OF SHAREHOLDERS
                            April 17, 1997
      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby constitutes and appoints James O. Futterknecht, Jr. and Ralph R. Whitney, Jr., and each of them, proxies with full power of substitution to vote for the undersigned all common shares of Excel Industries, Inc. which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on April 17, 1997, at 10:00 a.m. (Eastern Standard Time) and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked below upon the matters listed below, and otherwise in their discretion.

The Board of Directors Recommends a vote "FOR all nominees" in Item 1 and "FOR" Items 2 and 3.


Item 1.   Election of Directors

     Nominees:
          James O. Futterknecht, Jr., John G. Keane, Richard A. Place, Joseph A. Robinson, James K. Sommer and Ralph R. Whitney, Jr.

          ( ) FOR all nominees listed above, except authority is withheld to vote for the following nominee or nominees, if any:


          ( )  WITHHOLD AUTHORITY to vote for all nominees listed above.


Item 2.  For Approval of the Excel Industries, Inc. 1997 Long-Term
Incentive Plan.

     ( )  FOR            ( )  AGAINST        ( )  ABSTAIN


Item 3. Ratification of Price Waterhouse LLP as independent auditors for the current fiscal year ending December 27, 1997.

     ( )  FOR            ( )  AGAINST        ( )  ABSTAIN


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" IN ITEMS 2 AND 3.




Account Number:  _______________        ________________________________
                                                       Date

Number of Shares:  ______________       ________________________________
                                                       Signature



                                        ________________________________
                                                       Signature


Please date this Proxy and sign exactly as your name or names appear above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.